                                                                               .
                                                                               .
                                                                               .

                                                                      EXHIBIT 12

                 HOUSEHOLD FINANCE CORPORATION AND SUBSIDIARIES


       STATEMENT ON THE COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                        MARCH 29       JANUARY 1
                         THROUGH        THROUGH       SIX MONTHS                    YEAR ENDED DECEMBER 31,
                        JUNE 30,       MARCH 28,         ENDED       ------------------------------------------------------
                          2003           2003        JUNE 30, 2002     2002         2001       2000       1999       1998
                       -----------   -------------   -------------   --------     --------   --------   --------   --------
                       (SUCCESSOR)   (PREDECESSOR)   (PREDECESSOR)
                                                                  (IN MILLIONS)
Net income...........   $  394.8       $  460.7        $  947.7      $1,636.5     $1,727.9   $1,396.1   $1,205.5   $  364.7
Income taxes.........      206.1          240.6           492.5         850.0        949.8      773.1      658.6      396.1
                        --------       --------        --------      --------     --------   --------   --------   --------
Income before income
  taxes..............      600.9          701.3         1,440.2       2,486.5      2,677.7    2,169.2    1,864.1      760.8
                        --------       --------        --------      --------     --------   --------   --------   --------
Fixed charges:
  Interest
    expense(1).......      472.7          785.3         1,490.9       3,052.1      3,295.6    3,182.8    2,305.2    2,067.5
  Interest portion of
    rentals(2).......        9.9           15.3            28.3          58.0         52.2       42.9       37.7       48.1
                        --------       --------        --------      --------     --------   --------   --------   --------
Total fixed
  charges............      482.6          800.6         1,519.2       3,110.1      3,347.8    3,225.7    2,342.9    2,115.6
                        --------       --------        --------      --------     --------   --------   --------   --------
Total earnings as
  defined............   $1,083.5       $1,501.9        $2,959.4      $5,596.6     $6,025.5   $5,394.9   $4,207.0   $2,876.4
                        ========       ========        ========      ========     ========   ========   ========   ========
Ratio of earnings to
  fixed charges......       2.25           1.88            1.95          1.80(3)      1.80       1.67       1.80       1.36(4)
                        ========       ========        ========      ========     ========   ========   ========   ========

---------------

(1) For financial statement purposes, interest expense includes income earned on temporary investment of excess funds, generally resulting from over-subscriptions of commercial paper.

(2) Represents one-third of rentals, which approximates the portion representing interest.

(3) The 2002 ratio has been negatively impacted by the settlement charge and related expenses associated with our agreement with a multi-state working group of attorneys general and regulatory agencies to effect a nationwide resolution of alleged violations of consumer protection, consumer lending and insurance laws and regulations in our retail branch consumer lending operations. Excluding the settlement charge and related expenses of $333.2 million (after-tax), our ratio of earnings to fixed charges would have been
    1.97 percent. This non-GAAP financial ratio is provided for comparisons of our operating trends only.

(4) The 1998 ratio has been negatively impacted by the one-time merger and integration related costs associated with our merger with Beneficial Corporation ("Beneficial"). Excluding Beneficial merger and integration costs of $751 million (after-tax) our ratio of earnings to fixed charges would have been 1.83 percent. This non-GAAP financial ratio is provided for comparisons of our operating trends only.